Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Endeavor IP, Inc.

We hereby consent to the use in the Registration Statement on Form S-8 (the “Registration Statement”) of our report dated January 29, 2015, relating to the consolidated balance sheets of Endeavor IP, Inc. (the “Company”) as of October 31, 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the fiscal year then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in Form 10-K as of October 31, 2014.

/s/ Li and Company, PC
Li & Company, PC

Skillman, New Jersey
January 29, 2015